EXHIBIT 13.1

MED-X, INC.

CONSOLIDATED FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Med-X, Inc.

Opinion on the financial statements

We audited the accompanying consolidated balance sheets of Med-X, Inc. and its subsidiaries (“the Company”) as of December 31, 2020 and 2019 and the related consolidated statements of operations and stockholders’ equity, and cash flows for years then ended and the related notes (collectively referred to as “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 16 to the financial statements, the financial statements have been restated to correct certain misstatements.

Going Concern

The accompanying consolidated financial statements were prepared assuming the Company will continue as a going concern. As discussed in Note 11 to the financial statements, as of December 31, 2020, the Company had recurring losses from operations and an accumulated deficit. These conditions, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. See Critical Audit Matters below.

Basis of Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters (CAMs)communicated below are matters arising from the 2020 audit of the Company’s financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of CAMs does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the CAMs below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Going concern- Refer to Note 11 to the financial statements, as well as Going Concern explanatory paragraph above

Critical Audit Matter Description:

The Company incurred recurring losses from operations and has accumulated deficit as of December 31, 2020.

How the critical audit matter was addressed in the audit

Our principal procedures to address this matter were:

Obtained cash flow forecast from the Company, performed audit procedures to evaluate the reasonableness of the forecast by comparing to historical financial statements. In addition, we tested cash raised by subsequent sale of shares under the current offering documents.

Obtained subsequent sales information and agreed to shipping records.

/s/ Prager Metis CPAs, LLP

El Segundo, California

April 28, 2021, (February 10, 2022, as to the effects of the errors discussed in Note 16 to the consolidated financial statements)

F-2

MED-X, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2020 AND 2019

	2020 (Restated)	2019 (Restated)
ASSETS
Current Assets
Cash and equivalents	$752,823	$219,983
Restricted cash	-	5,000
Trade receivables	150,929	53,502
Inventory	625,473	603,198
Advance to suppliers	30,000	90,335
Right of use asset, net	-	148,437
Lease deposit	56,324	56,324
Prepaid rent	9,430	9,430
Prepaid expenses	6,392	-
Total Current Assets	1,631,371	1,186,209

Property and Equipment, Net	81,971	189,645

Right of use asset, net	1,315,147	-
Other Assets
Trademark, net	10,161	11,590
TOTAL ASSETS	$3,038,650	$1,387,444

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$352,317	$496,659
Lease liability	189,523	165,697
Accrued employee related payables	97,998	169,545
Payroll tax liability	38,868	13,640
Short-term loan payable	-	26,130
PPP Loan	305,000	-
Promissory note	85,210	23,104
Current portion of long term note payable	8,053	31,040
Total Current Liabilities	1,076,969	925,815
Long Term Liabilities
Long term lease liability, net of current portion	1,145,135	-
Long term note payable, net of current portion	11,438	22,715
Total Long Term Liabilities	1,156,573	22,715

Total Liabilities	2,233,542	948,530

Stockholders' Equity

Preferred stock (no par value; 10,000,000 shares authorized; (10,000 shares issued and outstanding)	-	-
Common stock (no par value; 300,000,000 shares authorized; (120,280,140 and 110,690,966 shares issued and outstanding as of December 31, 2020 and 2019)	120,280	110,691
Additional paid in capital	12,970,845	9,086,828
Accumulated deficit	(12,286,017)	(8,758,605)
Total Stockholders' Equity	805,108	438,914

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,038,650	$1,387,444

The accompanying notes are an integral part of these consolidated financial statements.

F-3

MED-X, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020 (Restated)	2019 (Restated)

Sales	$1,033,750	$801,874
Cost of Goods Sold	711,820	551,141
Gross Profit	321,930	250,733

Operating Expenses

Selling & Marketing	790,557	702,285
Personnel & Outside Services	2,113,886	2,039,622
Non-cash Compensation	180	180
General and Administrative	934,988	1,994,482
Total Operating Expenses	3,839,611	4,736,569

(Loss) from Operations	(3,517,681)	(4,485,836)

Other Income/(Expense)
Debt Extinguishment	-	428,044
Interest Expense	(9,731)	(2,237)
Total Other Income (Expense)	(9,731)	425,807

(Loss) Before Income Taxes	(3,527,412)	(4,060,029)

Net (Loss)	$(3,527,412)	$(4,060,029)

Net (Loss) per Share - basic and diluted	$(0.03)	$(0.04)

Basic Weighted Average Shares Outstanding – basic and diluted	114,203,280	107,094,054

The accompanying notes are an integral part of these consolidated financial statements.

F-4

MED-X, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2020 AND 2019

	Common	Common	Additional Paid	Accumulated	Total
	Shares	Stock	in Capital	(Deficit)	Equity

Balance at December 31, 2018 as previously reported	102,969,086	$102,969	$5,936,962	(5,319,431)	$720,500

Restatement Adjustment (unaudited)	-	-	(620,855)	620,855	$-

Restated Equity (unaudited) December 31, 2018	102,969,086	102,969	5,316,107	(4,698,576)	720,500

Shares issued for cash (net of offering costs)	7,657,877	7,658	3,765,708	-	3,773,366

Shares repurchased	(70,163)	(70)	(56,060)	-	(56,130)

Compensation for shares repurchased as restated	-	-	51,570	-	51,570

Consulting services for equity raise as restated	134,166	134	8,587	-	8,721

Stock Option Non-Cash Compensation as restated	-	-	180	-	180

Contribution from shareholder	-	-	736	-	736

Net Loss as restated	-	-	-	(4,060,029)	(4,060,029)

Balance at December 31, 2019 "as restated"	110,690,966	110,691	9,086,828	(8,758,605)	438,914

Shares issued for cash (net of offering costs)	6,678,606	6,679	3,536,742	-	3,543,421

Shares repurchased	(140,264)	(140)	(112,071)	-	(112,211)

Compensation for shares repurchased as restated	-	-	95,380	-	95,380

Consulting services for equity raise as restated	2,988,332	2,988	355,612	-	358,600

Stock Option Non-Cash Compensation as restated	-	-	180	-	180

Fair value of prepaid rent to landlord as restated	62,500	60	7,440		7,500

Contribution from shareholder	-	-	736	-	736

Net Loss as restated	-	-	-	(3,527,412)	(3,527,412)

Balance at December 31, 2020 "as restated"	120,280,140	$120,280	$12,970,845	$(12,286,017)	$805,108

The accompanying notes are an integral part of these consolidated financial statements.

F-5

MED-X, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2020 AND 2019

	December 31, 2020 (Restated)	December 31, 2019 (Restated)

Cash flows (used in) operating activities:
Net (loss)	$(3,527,412)	$(4,060,029)
Adjustments to reconcile net (loss)
to net cash (used in) operating activities:
Stock issued for consulting services	358,600	8,721
Stock option grant	180	180
Depreciation and amortization	115,398	136,598
Contribution from shareholder	736	736
Other	7,252	12,260
Changes in operating assets and liabilities:
Trade receivables	(97,427)	17,141
Other receivables	-	2,557
Prepaid expenses	(6,392)	21,000
Inventory	(22,275)	(39,771)
Advance to suppliers	60,335	(40,925)
Accounts payable	(144,431)	(281,699)
Accrued expenses	(9,284)	(25,716)
Accrued Payroll tax	25,228	13,640
Sales tax payable	942	(34)
Net cash (used in) operating activities	(3,232,484)	(4,145,257)

Cash flows from investing activities:

Cash payments for the purchase of property	(3,796)	(5,961)
Net cash (used in) investing activities	(3,796)	(5,961)

Cash flows from financing activities:
Common stock issued for cash net of offering costs	3,543,421	3,772,883
Loan payable	305,000	-
Purchase of shares	(112,211)	(56,130)
Principal payments on debt	(34,196)	(27,603)
Borrowing (repayment) of promissory note	62,106	(32,859)
Net cash provided by financing activities	3,764,120	3,656,291

Net (decrease) increase in cash and equivalents	527,840	(494,927)
	-	-
Cash and equivalents at beginning of year	224,983	714,910

Cash and equivalents at end of year	$752,823	$219,983

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Income Tax	$1,600	$1,600
Interest	$-	$-
Non-cash transactions:
Issuance of shares for Prepaid rent	$7,500	$-
Right of use asset- investing activity	$1,315,147	$346,353
Lease Liability - financing activity	$1,334,658	$358,446

The accompanying notes are an integral part of these consolidated financial statements.

F-6

MED-X, INC.

DECEMBER 31, 2020 AND 2019

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Nature of Operations

Organization and Description of Business

Med-X, Inc. (“Med-X”, “we”, “us”, “our”, or the “Company”) is a Nevada corporation formed in February 2014 and is engaged in product development, distribution, and marketing.  In April 2018, the Company through a merger acquired Pacific Shore Holdings, Inc. (“PSH” or “Pacific Shore”).

The Company and PSH developed a series of proprietary natural “green” branded products under our product names: Nature-Cide®, Thermal-Aid®, Home Spa™ and Malibu Brands. Nature-Cide® products are all-natural essential oil blends of indoor and outdoor pesticide/insecticide/repellent developed for multiple industries, including professional pest control, Turf, janitorial, hospitality, transportation and agriculture, and the Cannabis and Hemp cultivation and products industries. Thermal-Aid®, Thermal-Aid Zoo® and the Thermal-Aid Headache Relief System® are 100% natural heating/cooling pain and physical therapy products for painful ailments affecting adults, children and animals. Nature-Cide® and Thermal-Aid® are distributed through ecommerce platforms and through national and international distribution outlets positioned around the United States (US) and Asia.

Home Spa Shower Sprays are essential oil-based products distributed through various ecommerce platforms.  Nature-Cide® products are all-natural essential oil blends of indoor and outdoor pesticide/insecticide/repellent developed for multiple industries such as professional pest control, sanitation, hospitality, transportation and agriculture, including Cannabis cultivation. Nature-Cide® and Thermal-Aid® brands are distributed through ecommerce platforms as well as by national distribution firms in the US, with international capability. Home Spa Shower Sprays are an essential oil-based product distributed through ecommerce platforms. Malibu Brands are all-natural essential oils, including Hemp and CBD oil products, designed to treat a variety of ailments and are still in the development stage. The Company also operates the MJT Network® through the Company’s online media platform, www.marijuanatimes.org, which publishes Cannabis media content to generate revenue from advertisers and traffic optimizing venues. The network includes smart phone and tablet applications and publishes a daily news video through social and news applications. Med-X also plans to cultivate custom-bred Cannabis primarily for sale for medicinal use to treat aliments or their symptoms such as pain, sleep deprivation, appetite disorders, and neurological conditions. As these core businesses evolve, we will seek to develop and monetize techniques for the recognition and extraction of Cannabis compounds for the medical industry, and (ii) a cost effective pharmacy automation system for the pharmaceutical and cannabis industries.

NOTE 2 - Summary of Significant Accounting Policies

Principles of Consolidation

This summary of significant accounting policies of Med-X, Inc. is presented to assist in understanding the consolidated financial statements.  The financial statements and notes are representations of the Company's management which is responsible for the integrity and objectivity of the financial statements.  These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Principles of Reporting

This summary of significant accounting policies of Med-X, Inc. is presented to assist in understanding the consolidated financial statements.  The financial statements and notes are representations of the Company's management which is responsible for the integrity and objectivity of the financial statements.  These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

F-7

Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to allowance for doubtful accounts, inventory valuation, the useful lives and recoverability of long-lived assets, stock-based compensation and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The Company’s actual results may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Revenue Recognition

Revenue includes product sales. The Company recognizes revenue from product sales in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606 “Revenue Recognition in Financial Statements”

Revenue from sale of goods under Topic 606 in a manner that reasonably reflects the delivery of its services to customers in return for expected consideration and includes the following elements:

•	executed contract(s) with our customers that we believe is legally enforceable;

•	identification of performance obligation in the respective contract;

•	determination of the transaction price for each performance obligation in the respective contract;

•	allocation the transaction price to each performance obligation; and

•	recognition of revenue only when the Company satisfies each performance obligation.
•

Revenue from sale of goods is recognized when the customer obtains control of the goods, which happens when the goods are shipped to the customer and no other obligation exits. Web based sales are recognized when the customer receives the goods. The Company does not provide unconditional return or other concessions to the customer. The Company’s sales policy allows for the return of unopened products for cash after deducting certain service and transaction fees. As alternatives for the product return option, the customers have options of asking an exchange of the products with same value

Cash and Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less to be considered cash equivalents. The carrying value of these investments approximates fair value. The Company had $752,823 and $219,983 in cash at December 31, 2020 and 2019, respectively.

Inventory

Inventory consists mainly of finished goods which are to be valued at the lower of cost or market method.

Property and Equipment

At December 31, 2020 and 2019, property and equipment consists of software, laboratory building improvements on leased land and related furniture and equipment and are stated at cost.  The Company depreciates the cost of property and equipment using the straight-line method for financial reporting purposes at rates based on the following estimated useful lives:

Years
Software and Website	5
Furniture and Equipment	3
Building Improvements	Lease term
Capital Leases – Vehicle	Lease term

F-8

Expenditures for maintenance and repairs are expensed as incurred.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases, including operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Offering Costs

Costs incurred in connection with raising capital by the issuance of common stock are recorded as contra equity and deducted from the capital raised.

Impairment of Long Lived Assets

FASB ASC Topic 360, “Property, Plant, and Equipment,” requires long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value (“FV”). The Company did not record any impairment to long-lived assets as of December 31, 2020 or 2019.

Fair Value of Financial Instruments

The Company follows FASB ASC Topic 820, “Fair Value Measurements and Disclosures” for the accounting for financial assets and financial liabilities and items that are recognized or disclosed at FV in the financial statements on a recurring basis, at least annually. This standard provides a single definition of FV and a common framework for measuring FV as well as new disclosure requirements for FV measurements used in financial statements. FV measurements are based upon the exit price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants exclusive of any transaction costs and are determined by either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability. Absent a principal market to measure FV, the Company would use the most advantageous market, which is the market that the Company would receive the highest selling price for the asset or pay the lowest price to settle the liability, after considering transaction costs. However, when using the most advantageous market, transaction costs are only considered to determine which market is the most advantageous and these costs are then excluded when applying a FV measurement.

The Company follows the FASB issued amendments to the accounting standards related to the measurement of liabilities that are routinely recognized or disclosed at FV. This standard clarifies how a company should measure the FV of liabilities, and that restrictions preventing the transfer of a liability should not be considered as a factor in the measurement of liabilities within the scope of this standard. The FV accounting standard creates a three-level hierarchy to prioritize the inputs used in the valuation techniques to derive fair values. The basis for FV measurements for each level within the hierarchy is described below with Level 1 having the highest priority and Level 3 having the lowest.

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

Level 3: Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

F-9

Stock Based Compensation

The Company records stock-based compensation as an expense based upon grant date fair value of the award. The Company recognizes the effect of forfeitures in compensation cost when they occur. Previously recognized compensation cost for employee and nonemployee share-based payment awards are reversed in the period that the award is forfeited. Stock based compensation as restated for 2020 and 2019 was $180 and $180, respectively.

Accounts Receivable

All accounts receivable are trade related. The Company’s management believes there was no need for an allowance for doubtful accounts as of December 31, 2020 or 2019.

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded on management’s best estimate of collection.

Restricted Cash

The Company has funds held in escrow by an Escrow Agent received from the Company’s Regulation A+ Offering. As of December 31, 2020, the Company had $0 and $5,000 as of December 31, 2019. These funds were held by the Escrow Agent and fluctuate based upon investment disbursements received from the Regulation A+ Offering.

Basic and Diluted Net Loss Per Share

Basic and diluted earnings or loss per share ("EPS") amounts in the consolidated financial statements are computed in accordance ASC 260- 10 "Earnings per Share", which establishes the requirements for presenting EPS. Basic EPS is based on the weighted average number of common shares outstanding. Diluted EPS is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income or loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Potentially dilutive securities were excluded from the calculation of diluted loss per share because their effect would be anti-dilutive. During the years ended December 31, 2020 and 2019, there were no dilutive securities.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. Early application will be permitted for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is currently evaluating the impact this standard will have on its CFS.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistent application among reporting entities. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, with early adoption permitted. Upon adoption, the Company must apply certain aspects of this standard retrospectively for all periods presented while other aspects are applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The Company is evaluating the impact this update will have on its CFS. Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission (“SEC”) did not or are not believed by management to have a material impact on the Company’s present or future CFS.

F-10

NOTE 3 – Property and Equipment

Property and equipment are summarized by major classifications as follows as of December 31, 2020 and 2019:

	2020	2019
Buildings & improvements	$337,806	$334,010
Furniture & equipment	318,553	313,553
Software	166,513	166,513
Vehicles	152,574	152,574
Total Assets	975,446	966,650
Less: Accumulated depreciation	893,473	782,005
	$81,971	$189,645

NOTE 4 – Income Taxes

The provision (benefit) for income taxes consists of the following components for 2020 and 2019:

	2020	2019
Current	$-0-	$-0-
Deferred	-0-	-0-
	$-0-	$-0-

The effective income tax rate for the years ended December 31, 2020 and 2019 consisted of the following:

	2020	2019
Federal statutory income tax rate	(21.00)%	(21.00)%
State income taxes-net	(6.90)%	(6.90)%
Valuation allowance	27.90%	27.90%
Permanent difference	0.00%	0.00%
Net effective income tax rate	0.00%	0.00%

The Company’s total deferred tax asset, deferred tax liabilities, and deferred tax asset valuation allowance as of December 31, 2020 and 2019 were as follows:

	2020	2019
Net operating loss carryforward	$9,340,140	$8,248,798
Less: valuation allowance	(9,340,140)	(8,248,798)

Net Deferred tax assets	-	-

F-11

The deferred tax asset was based upon a net operating loss (NOL) carryforward of approximately $26,722,000 as of December 31, 2020 as we will file a consolidated return for 2020. The consolidated return for 2019 has been filed. These NOLs are subject to separate return limitations. Realization of the future tax benefits related to the deferred tax asset is dependent upon many factors, including the Company’s ability to generate future taxable income. Due to the uncertainty of future earnings, management is unable to predict whether the deferred tax asset will be realized and, accordingly, has recorded a full valuation allowance against this asset. The Company can utilize its NOL carryforward in the future. The NOL carryforward indefinitely.

The federal and state income tax returns of the Company for 2020 and 2019 are subject to examination by the Internal Revenue Service, generally for three years and California Franchise Tax Board for four years after they were filed. The Company's tax returns for the period from December 31, 2017 to December 31, 2019 are open for assessment.

The Company took no uncertain tax positions at December 31, 2020 or 2019.

NOTE 5 – Lease

The Company conducts its operations from facilities in Canoga Park, California that initially leased under a five-year lease which expired September 14, 2020. The Company renewed its lease for an additional five-year term which expires October 14, 2025. The lease is subject to an annual adjustment based upon an increase in the Consumer Price Index in the Los Angeles Area.

The following is a schedule of future annual minimum rental payments required under the above operating lease as of December 31, 2020:

Year	Amount

2021	$273,933
2022	$296,386
2023	$332,312
2024	$372,728
2025	$309,858

Rent expense in 2020 and 2019 was $268,902 and $267,052.

The Company also entered into a five-year lease for approximately 600 square feet of land from one of its Executives on which the Company constructed its test facility. The Company is currently leasing 600 square feet of land on a month-to-month basis under the same terms as the original lease. The Company’s cost for the use of the land is that it pays the utilities for to the property. The Company accounted for the FV of the rent separately in these CES (See Note 6 below).

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which establishes a Right of Use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability, measured on a discounted basis, on the balance sheet for all leases with terms longer than 12 months. Effective January 1, 2019, the Company adopted the provisions of Topic 842 using the alternative modified transition method, with a cumulative effect adjustment to the opening balance of accumulated deficit on the date of adoption, and prior periods not restated, as allowed under the provisions of Topic 842. The Company also elected to use the practical expedients permitted under the transition guidance of Topic 842, which provides for the following: the carryforward of the Company’s historical lease classification, no requirement for reassessment of whether an expired or existing contract contains an embedded lease, no reassessment of initial direct costs for any leases that exist prior to the adoption of the new standard, and the election to consolidate lease and non-lease components. The Company also elected to keep all leases with an initial term of 12 months or less off the balance sheet.

As of December 31, 2020, the Company recorded $1,357,647 of ROU assets and $1,334,658 of lease liabilities primarily relating to rentals of space for our corporate offices under operating lease. In addition, the Company recorded a cumulative adjustment of rent expense of $24,511. As part of the Company’s lease renewal the Company issued 62,500 shares of its common stock to the landlord at $.80 per share for a Fair Value of $50,000. This amount is being amortized over the life of the lease renewal which is 5 years.

F-12

The weighted average remaining lease term for the Company’s operating leases was 4.75 years as of December 31, 2020 and the discount rate for those leases was 6.75%, which is the Company’s incremental borrowing rate. The Company’s operating lease expenses are recorded within general and administrative expenses.

As of December 31, 2019, the Company recorded $346,353 of ROU assets and $358,446 of lease liabilities upon adoption, primarily relating to rentals of space for our corporate office lease under operating lease. In addition, the Company recorded a cumulative adjustment of rent expense of $17,260.

The weighted average remaining lease term for the Company’s operating leases was 0.75 years as of December 31, 2019 and the discount rate for those leases was 6.6%, which is the Company’s incremental borrowing rate. The Company’s operating lease expenses are recorded within general and administrative expenses.

As of December 31, 2020, the ROU asset was $ 1,315,147 and lease liability net of deposit of $ 37,722 was $ 1,296,936.

As of December 31, 2019, the ROU asset was $ 148,437 and lease liability net of deposit of $ 37,722 was $ 127,975.

NOTE 6 – Related Party Transactions

The Company, as disclosed in Note 5 – Leases and Commitments, leases approximately 600 square feet of land from one of its Executives at a cost of $736 per year which was expensed.

Mark Richardson of the law firm Richardson & Associates, a director and shareholder of the Company, provides legal services for SEC activities. Richardson & Associates provides specific SEC activities to the Company. In 2020 and 2019 the Company incurred other legal expenses to Richardson & Associates of $10,870 and $28,108 respectively. In addition, Mr. Richardson received Founder’s shares in the Company.

NOTE 7 – Concentration of Credit Risks

Concentration of Major Customers

As of December 31, 2020, the Company’s trade accounts receivable was $150,929 from 66 customers. For the year ended December 31, 2020 the Company received 85% of its revenue from four customers and for the year ended December 31, 2019 the Company received 54% of its revenue from two customers. For 2020, the specific concentration was Customer A at 26%, Customer B at 22%, Customer C at 19% and Customer D at 18%. For 2019, the specific concentration was Customer A at 30% and Customer B at 24%.

Concentration of Supplier Risk

The Company uses single supplier relationships for its raw materials purchases and filling capacity due to the unique formulation and components of each product line, which potentially subjects the Company to a concentration of business risk. If these suppliers had operational problems or ceased making product available to the Company, operations could be adversely affected. The Company had two vendors that accounted for 68% of purchases during the year ended December 31, 2020. Specific concentrations were Vendor A at 34% and Vendor B at 34%. The Company had two vendors that accounted for 56% of purchases during the year ended December 31, 2019. Specific concentrations were Vendor A at 39% and Vendor B at 17%.  If significant suppliers become unable or unwilling to provide inventory in a timely manner, the Company believes that other suppliers are available to provide similar inventory at comparable prices.

NOTE 8 – Common Stock

During 2020 the Company issued 6,678,606 shares of which, 1,763,774 shares of common stock at $.80 per share under its second Regulation A+ Offering of which 140,264 shares of common stock sold by one of its Executive Officers.

F-13

The Company also sold 4,914,832 shares of common stock at $.60 per share under a private placement.

The Company also issued 2,988,332 shares of common stock for consideration associated with consulting support of Company raising equity and 62,500 shares for prepaid rent associated with the lease renewal of its corporate offices. The FV of the 2,988,332 was $358,600 at $0.12 and was expensed. The 62,500 shares issued to the lessor was recorded as part of the right of use asset of $7,500.

The Company received gross proceeds of $4,353,700 from these offerings offset by $816,957 in offering costs applied to the above.

During 2019 the Company sold 7,657,877 shares during 2019 of which, 4,473,739 shares of common stock at $.60 per share under its first Regulation A+ Offering. The Company also sold an additional 876,976 shares of common stock at $.80 per share under a second Regulation A+ Offering of which 70,163 shares of common stock sold by one of its Executive Officers.

The Company also sold 2,307,162 shares of common stock at $.60 per share under a private placement.

The Company also issued 134,166 shares of common stock for consideration associated with consulting support of Company raising equity, the fair value of which was $8,721 at $0.065 and was expensed.

The Company received gross proceeds of $4,770,581 from these offerings offset by $997,215 in offering costs applied to the above.

NOTE 9 – Preferred Stock

Effective with the closing of the 2018 merger of PSH, the Company issued to its President 10,000 shares of newly authorized Series A Preferred Stock of the Company which allowed its President to maintain voting control. The newly authorized Series A Preferred Stock of the Company issued to the Company’s President have the rights, preferences and privileges expressed in the Certificate of Designation of the Company for the Series A Preferred Stock.

NOTE 10 – Stock Options – (Restated, see Note 16)

On May 2, 2016, the Company adopted its 2016 Stock Incentive Plan (the “Plan”). The plan allows the Company to offer an option or a share purchase right to employee, director, consultant or a member of the Board of Directors. Under the Plan, the maximum number of shares that may be issued shall not exceeded 10,000,000. The term of the option shall not exceed 10 years from the date of grant. As of grant date 37.8% of the shares shall vest on the grant date and the remaining portion 62.2% of the shares subject to the option shall vest each quarterly thereafter per individual option grants. The grants were made to 13 employees, two independent directors and three consultants.  The exercise price of the stock options is $0.60 per share for 3,030,000 of them and $0.66 per share for 1,000,000 of them. During 2018 the Company granted 50,000 options to a newly appointed Board of Directors member. These options had 12,500 shares vested during 2019.

The FV of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for each applicable period.

(1)	Risk-free interest rate - Risk-free interest rate was based on the US Treasury bond yield for a similar duration, as of the day of grant.

(2)	Volatility - Volatility was based on the volatility of comparable companies, analyzed over historical weekly share prices for one year immediately prior to the day of grant.

(3)	Dividend yield - Dividend yield was estimated by the Company based on its expected dividend policy over the contractual life of the options.

(4)

FV of the ordinary shares - When estimating the FV of the ordinary shares on the grant dates, the Company considered factors we believe are material to the valuation process, including, but not limited to, actual and projected financial results, risks, economic and market conditions, and estimates of weighted average cost of capital.

The following is a summary of the Company’s stock option activity for the year ended December 31, 2020:

		Weighted
		Average
	Options	Exercise
	Outstanding	Price

Outstanding at December 31, 2019	3,930,000	$0.61
Granted	0	$0.61
Canceled	250,000	$0.61
Exercised	-
Outstanding at December 31, 2020	3,680,000	$0.61
Exercisable at December 31, 2020	3,655,000	$0.61

F-14

The number and weighted average exercise prices of all options outstanding as of December 31, 2020, are as follows:

Options Outstanding
			Weighted
		Weighted	Average
	Number	Average	Remaining
	Outstanding	Exercise	Contractual Life
Exercise Price	Dec 31, 2020	Price	(Years)

$0.66	1,000,000	$0.66	2.3
$0.60	2,680,000	$0.60	6.3
	3,680,000	$0.62	4.9

The number and weighted average exercise prices of all options outstanding as of December 31, 2019, are as follows:

Options Outstanding
			Weighted
		Weighted	Average
	Number	Average	Remaining
	Outstanding	Exercise	Contractual Life
Exercise Price	31-Dec-19	Price	(Years)

$0.66	1,000,000	$0.66	3.3
$0.60	2,930,000	$0.60	7.3
	3,930,000	$0.62	5.9

NOTE 11 – Going Concern

The Company’s consolidated financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the consolidated financial statements, the Company has an accumulated deficit as of $12,286,017 as of December 31, 2020, a net loss and net cash used in operating activities for the reporting period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year from the of the date that the financial statements were available to be issued.

The Company’s cash position may not be sufficient to support the Company’s daily operations. Management plans to raise additional funds by way of a private or public offering. While the Company believes in the viability of its strategy and its ability to generate sufficient revenue and to raise additional funds, there can be no assurances to that effect. Should the Company fail to raise additional capital, it may be compelled to reduce the scope of its planned future business activities.

The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan, to generate sufficient revenue and to raise additional funds by way of public and/or private offerings.

The consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

In December 2019, a novel strain of coronavirus (COVID-19) emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to several other countries and infections have been reported globally.

Because COVID-19 infections have been reported throughout the United States, certain federal, state and local governmental authorities have issued stay-at-home orders, proclamations and/or directives aimed at minimizing the spread of COVID-19. Additional, more restrictive proclamations and/or directives may be issued in the future.

The ultimate impact of the COVID-19 pandemic on the Company’s operations is unknown and will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the COVID-19 outbreak, new information which may emerge concerning the severity of the COVID-19 pandemic, and any additional preventative and protective actions that governments, or the Company, may direct, which may result in an extended period of continued business disruption, reduced customer traffic and reduced operations. Any resulting financial impact cannot be reasonably estimated at this time but is anticipated to have a material adverse impact on our business, financial condition and results of operations.

The measures taken to date impacted the Company’s business for the fiscal fourth quarter and potentially beyond. Management expects that all of its business segments, across all of its geographies, will be impacted to some degree, but the significance of the impact of the COVID-19 outbreak on the Company’s business and the duration for which it may have an impact cannot be determined at this time.

F-15

NOTE 12 – Commitments

As of December 31, 2020, the Company is not involved in any legal proceeding, claims and litigation arising in the ordinary course of business.

NOTE 13 – Other Events

In December 2019, a novel strain of coronavirus, causing a disease referred to as COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 has spread to multiple countries, including the United States (U.S.). In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic, and the pandemic has resulted in quarantines, travel restrictions, and the temporary closure of office buildings and facilities in the United States. The state of California, where the Company is headquartered, has been affected by COVID-19.

In April 2020 the Company applied for, approved and received a total of $305,000 in form of the Federal Payroll Protection Program (“PPP) and EIDL loan. The Company was granted the PPP Loan due COVID-19. The full amount was principal as there was no interest charged as it was to be forgiven.

In October 2020, the Company entered into an Agreement with US Capital Global (“USCGP”) whereby USCGP would act as financial advisor with the objective to raise up to $10,000,000 in debt and/or equity and a willingness to pay 4.5% cash commission and 5% warrants commission of the closing amount of the transaction. This Agreement can be terminated by either party upon written notification.

In July 2019, the Company officially terminated its Letter of Intent dated April 2019 and entered into with one of its acquisition targets and filed the required Form 1-U.

NOTE 14 – Debt Extinguishment

The Company had a dispute with a supplier regarding the quality of product delivered in 2013. While in dispute the Company did not make any payments to the supplier for inventory that was not acceptable. In 2014, the supplier’s attempt for a Writ of Attachment was rejected in Federal Court and the matter then languished in arbitration in Hong Kong. By 2017, the arbitration was abandoned by the supplier and the supplier was then put into receivership and went out of business. During 2019, the Company recorded debt extinguishment arising from reversal of accounts payable to supplier.

NOTE 15– Promissory Note

The Company entered into, with Crestmark Bank, a Loan and Security Agreement (the “Loan Agreement”) and a promissory note (the “Note”). The maximum amount that can be borrowed under the Promissory Note is $1,500,000. The Loan Agreement establishes the collateral and required terms for establishing a factoring of Accounts Receivable. Accounts Receivable are collected 87% up-front from Crestmark Bank, 13% collected upon customer payment, and deduction of fees by Crestmark Bank are paid as a deduction against factored amounts remitted to the Company. Interest on the outstanding balance is calculated at two (2%) percent above Prime Rate. At no time will the rate be lower than five and one quarter (5.25%) percent per annum. As of December 31, 2020 and 2019 the outstanding balance was $85,210 and $23,104 respectively.

The Loan Agreement calls for a security interest in the assets of the Company such as Accounts, Goods, Inventory, Equipment, Chattel Paper, Instruments, Investment Property, specifically identified Commercial Tort Claims, Documents, Deposit Accounts, Letter of Credit Rights, General Intangibles, Contract Rights, customer lists, furniture and fixtures, books and records and supporting obligations for any of the foregoing.

The Company also agreed to certain fees such as loan fees, late reporting fees, lockbox fees, documentation fees, maintenance fees and an exit fee.

NOTE 16 – Restatement

Subsequent to the issuance of its 2020 financial statements, the Company (1) incorrectly did not record expense for the issuance of shares provided for services and (2) did not appropriately determine the fair value of shares issued to employees and for services provided. As a result, the consolidated financial statements as of December 31, 2020, and for the years ended December 31, 2020 and December 31, 2019, have been restated from amounts previously reported to correct the error. In addition, an opening adjusting entry for the year ended December 31, 2018 in the amount of $620,855 was made as a reduction to Additional Paid in Capital and a reduction in Accumulated Deficit.

The Company realized it had previously recorded the Fair Value of shares issued for consulting services as well as stock option expense incorrectly as an adjustment to Additional Paid in Capital. Initially the Company based the Fair Value on the stock option exercise price of $.60 per share and the consulting services Fair Value based upon $.60 per share which is what the Company is offering equity through its Reg D 506(c) Offering. To determine the restatement reflected in the above, the Company estimated the grant-date fair-value of awards through use of an income approach with the assistance of a valuation specialist.

F-16

The following summarizes the effects of these restatement adjustments.

	December 31, 2020 Consolidated Statement of Operations Impact
	As Previously Reported	Adjustment for Correction		As Revised

Sales	$1,033,750	$-		$1,033,750
Cost of Goods Sold	711,820	-		711,820
Selling & Marketing	790,557	-		790,557
Personnel & Outside Services	1,634,678	479,208	(1)	2,113,886
Non-cash Compensation	1,985	(1,805	)(2)	180
General and Administrative	934,988	-		934,988
Other Income (Expense)	(9,731)	-		(9,731)
Net Loss	$(3,050,009)	$(477,403)		$3,527,412

	December 31, 2020 Consolidated Balance Sheet Impact

Current Asset
Right of use asset, net	$1,357,647	$(42,500	)(3)	1,315,147
Total Assets	$1,357,647	$(42,500)		$1,315,147

Current Liabilities
Payroll tax liability	$-	$38,868		38,868
Total Current liabilities	$-	$38,868		$38,868

Stockholders' Equity
Common stock	$120,280	-		$120,280
Additional paid in capital	13,165,374	(194,529	)(1)(2)(3)(4)	12,970,845
Accumulated deficit	(12,399,178)	113,161	(1)(2)(4)	(12,286,017)
Total Stockholders' Equity	$886,476	$(81,368)		$805,108

	December 31, 2020 Consolidated Cash Flow Statement Impact

Cash flow from operating activities:
Net (loss)	$(3,050,009)	$(477,403	)(1)(2)(4)	$(3,527,412)
Shares issued for consulting services	-	358,600	(1)	358,600
Payroll tax	-	25,228	(4)	25,228
Stock option grant	1,985	(1,805	)(2)	180
Depreciation and amortization	115,398	-		115,398
Other operating balances	(299,858)	-		(299,858)
Total cash from operating activities	$(3,232,484)	$-		$(3,232,484)

F-17

The following summarizes the effects of these restatement adjustments.

	December 31, 2019 Consolidated Statement of Operations Impact
	As Previously Reported	Adjustment for Correction		As Revised

Sales	$801,874	$-		$801,874
Cost of Goods Sold	551,141	-		551,141
Selling & Marketing	702,285	-		702,285
Personnel & Outside Services	1,965,691	73,931	(1)(4)	2,039,622
Non-cash Compensation	43,820	(43,640	)(2)	180
General and Administrative	1,994,482	-		1,994,482
Other Income (Expense)	425,807			425,807
Net Loss	$4,029,738	$30,291		$4,060,029

Current Liabilities
Payroll tax liability	$-	$13,640	13,640
Total Current liabilities	$-	$13,640	$13,640

	December 31, 2019 Consolidated Balance Sheet Impact

Stockholders' Equity
Common stock	$110,691	-		$110,691
Additional paid in capital	9,691,032	(604,204	)(1)(2)(4)	9,086,828
Accumulated deficit	(9,349,169)	590,564	(1)(2)(4)	(8,758,605)
Total Stockholders' Equity	$452,554	$(13,640)		$438,914

	December 31, 2019 Consolidated Cash Flow Statement Impact

Cash flow from operating activities:
Net (loss)	$(4,029,738)	$(30,291	)(1)(2)	(4,060,029)
Shares issued for consulting services	-	8,721	(1)	8,721
Payroll tax	-	13,640	(4)	13,640
Stock option grant	43,820	(43,640	)(2)	180
Depreciation and amortization	136,598	-		136,598
Other operating balances	(290,937)	46,570		(244,367)
Total cash from operating activities	$(4,140,257)	$(5,000)		$(4,145,257)

F-18

	December 31, 2020 Consolidated Statement of Changes in Shareholder Equity
	Common	Common	Additional Paid	Accumulated	Total
	Shares	Stock	in Capital	(Deficit)	Equity

As Previously Reported
Balance December 31, 2019, as restated	110,690,966	$110,691	$9,086,828	$(8,758,605)	$438,914
Shares issued for cash (net of offering costs)	6,678,606	6,679	3,536,743	-	3,543,422
Shares repurchased	(140,264)	(140)	(112,071)	-	(112,211)
Compensation for shares repurchased	-	-	-	-	-
Consulting services for equity raise	2,988,332	2,988	(2,988)	-	-
Stock Option Non-Cash Compensation	-	-	1,985	-	1,985
Fair value of prepaid rent to landlord	62,500	60	49,940		50,000
Fair value of rental from shareholder	-	-	736	-	736
Net Loss	-	-	-	(3,050,009)	(3,050,009)
Balance at December 31, 2020	120,280,140	120,280	12,561,170	(11,808,614)	$872,836

Restatement Impacts
Balance December 31, 2019	-	$-	$-	$-	$-
Shares issued for cash (net of offering costs)	-	-	-	-	-
Shares repurchased	-	-	-	-	-
Compensation for shares repurchased	-	-	95,380	-	95,380
Consulting services for equity raise	-	-	358,600	-	358,600
Stock Option Non-Cash Compensation	-	-	(1,805)	-	(1,805)
Fair value of prepaid rent to landlord	-	-	(42,500)		(42,500)
Fair value of rental from shareholder	-	-	-	-	-
Net Loss	-	-	-	(477,403)	(477,403)
Balance at December 31, 2020	-	-	409,675	(477,403)	$(67,728)

As Restated
Balance December 31, 2019, as restated	110,690,966	110,691	9,086,828	(8,758,605)	438,914
Shares issued for cash (net of offering costs)	6,678,606	6,679	3,536,743	-	3,543,422
Shares repurchased	(140,264)	(140)	(112,071)	-	(112,211)
Compensation for shares repurchased	-	-	95,380	-	95,380
Consulting services for equity raise	2,988,332	2,988	355,612		358,600
Stock Option Non-Cash Compensation	-	-	180		180
Fair value of prepaid rent to landlord	62,500	60	7,440	-	7,500
Fair value of rental from shareholder	-	-	736	-	736
Net Loss	-	-	-	(3,527,412)	(3,527,412)
Balance at December 31, 2020	120,280,140	$120,280	$12,970,845	$(12,286,017)	$805,108

F-19

	December 31, 2019 Consolidated Statement of Changes in Shareholder Equity
	Common	Common	Additional Paid	Accumulated	Total
	Shares	Stock	in Capital	(Deficit)	Equity

As Previously Reported
Balance December 31, 2018	102,969,086	$102,969.00	$5,936,962	$(5,319,431)	$720,500
Shares issued for cash (net of offering costs)	7,657,877	7,658	3,765,708	-	3,773,366
Shares repurchased	(70,163)	(70)	(56,060)	-	(56,130)
Consulting services for equity raise	134,166	134	(134)	-	-
Stock Option Non-Cash Compensation	-	-	43,820	-	43,820
Fair value of rental from shareholder	-	-	736	-	736
Net Loss	-	-	-	(4,029,738)	(4,029,738)
Balance at December 31, 2019	110,690,966	$110,690.88	$9,691,032	$(9,349,169)	$452,554

Restatement Impacts
Balance December 31, 2018	-	$-	$-	$-	$-
Shares issued for cash (net of offering costs)	-	-	-	-	-
Shares repurchased	-	-	-	-	-
Compensation for shares repurchased	-	-	51,570	-	51,570
Consulting services for equity raise	-	-	8,721	-	8,721
Stock Option Non-Cash Compensation	-	-	(43,640)	-	(43,640)
Fair value of prepaid rent to landlord	-	-	-		-
Fair value of rental from shareholder	-	-	-	-	-
Net Loss	-	-	-	(30,291)	(30,291)
Balance at December 31, 2019	-	-	16,651	(30,291)	$(13,640)

As Restated Balance, December 31, 2018	102,969,086	$102,969.00	$5,936,962	$(5,319,431)	$720,500
Opening Balance Adjustment - Stock Options	-	-	(620,855)	620,855	-
Restated Equity (unaudited) December 31, 2018	102,969,086	$102,969	$5,316,107	$(4,698,576)	$720,500
Shares issued for cash (net of offering costs)	7,657,877	7,658	3,765,708	-	3,773,366
Shares repurchased	(70,163)	(70)	(56,060)	-	(56,130)
Compensation for shares repurchased	-	-	51,570	-	51,570
Consulting services for equity raise	134,166	134	8,587	-	8,721
Stock Option Non-Cash Compensation	-	-	180	-	180
Fair value of rental from shareholder	-	-	736	-	736
Net Loss	-	-	-	(4,060,029)	(4,060,029)
Balance at December 31, 2019	110,690,966	$110,691	$9,086,828	$(8,758,605)	$438,914

NOTE 17 – Subsequent Events

Subsequent events have been evaluated through April 28, 2021, which is the date the annual financial statements were available to be issued.

In March 2021 the Company executed a new Broker Dealer Agreement with Dalmore Group, LLC (“Dalmore”) a registered member of FINRA. Upon Dalmore receiving a No Objection Letter from FINRA, the Company will immediately give notice of termination to its current broker/dealer, HB Securities, LLC (formerly known as NMS Capital Advisors, LLC).

As of April 21, 2021, the Company sold 729,027 shares of common stock in its Regulation A+ Offering and 1,311,000 shares of common stock in its private placement. An executive officer of the Company participated by selling 58,322 shares of his shares of common stock. The Company received net proceeds of $1,369,822 from these offerings.

In May 2021 the Company received notification that its PPP Loan was granted forgiveness.

F-20